PRESS RELEASE: World Waste Technologies, Inc Announces Completion of Senior Debt Financing; Funds Will Be Used to Complete Construction of Plant #1

[ 2006-02-13 ]

      SAN DIEGO--(BUSINESS WIRE)--Feb. 13, 2006--

      World Waste Technologies, Inc. (OTCBB:WDWT) today announced the closing of a private placement of $2.25 million principal amount of its 10% senior secured debentures, together with five-year warrants to purchase up to 297,000 shares of the company's common stock at an exercise price of $0.01 per share.

      The Company plans to use the net proceeds from this offering to fund its ongoing business operations and for other general corporate purposes, including continuing construction and commissioning of its facility located in Anaheim, California.

      "We are delighted to close this financing which should facilitate the completion of construction of Plant #1 in Anaheim, California," said John Pimentel, World Waste CEO. "Our customers and our team are looking forward to completing construction and beginning the plant commissioning process."

      The terms of the debentures are similar to the terms of the company's senior secured notes issued at the end of last year, all of which notes (together with accrued interest) were exchanged for a like principal amount of new debentures as part of this offering. As a result of this offering, the company has a total of approximately $6.3 million of outstanding debt.

      To obtain the necessary consent to this offering and to allow the Company additional flexibility to raise equity in the future, the company agreed to issue to its preferred stockholders warrants to acquire up to 407,560 shares of the company's common stock at an exercise price of $0.01 per share and to make certain changes to the terms of the preferred stock.

      About World Waste Technologies, Inc. World Waste Technologies, Inc. (OTCBB: WDWT) is seeking to commercialize a patented technology that management believes will cost-effectively allow a significant amount of Municipal Solid Waste (MSW) to be recycled. A major component of MSW is paper-based material, and the Company's technology converts paper, cardboard, and paper packaging found in MSW into a cellulose fiber material that can be sold to box and paper manufacturers. The Company's initial facility in Anaheim, California is currently in its final phase of construction.

      Safe Harbor Statement All statements regarding potential results and future plans and objectives of World Waste contained in this press release, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the Securities and Exchange Commission. Other risk factors may include, but are not limited to, our ability to obtain additional financing on acceptable terms, or at all, our ability to repay the
debentures   upon  their   maturity,   cost  overruns  in  connection  with  the
construction of our plant, working capital constraints, fluctuation in quarterly results, increased competition, our ability to commence operations as scheduled, the economical operation of the process we intend to operate and our ability to protect the proprietary technology we use. Further, we operate in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond our control, such as announcements by competitors and service providers.
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      The contents of this press release are presented as a general  overview of the company. It is intended only to contain general information regarding the company and its business and does not purport to provide complete disclosure or analysis of all matters which may be relevant to a decision to make an investment, including all risk factors or similar considerations. Although the information is believed current as of the date herein, the information may be subject to change, amendment or supplementation, and the company does not expect, and assumes no obligation, to update or otherwise revise the information herein.

CONTACT:          World Waste Technologies

                  David Rane or John Pimentel, 858-391-3400

SOURCE:           World Waste Technologies, Inc.

                  Copyright Business Wire 2006

                  (END) Dow Jones Newswires

                  02-13-06 2113ET